Exhibit 3.1

CERTIFICATE OF AMENDMENT TO THE

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

WEWORK INC.

Pursuant to Section 242 of the

General Corporation Law of the State of Delaware

April 24, 2023

WEWORK INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the Corporation is WeWork Inc.

2.

The original Certificate of Incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware (the “Delaware Secretary”) on May 19, 2020 under the name “BowX Acquisition Corp.” The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on August 4, 2020. The Second Amended and Restated Certificate of Incorporation of the Corporation was filed with the Delaware Secretary on October 20, 2021.

3.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with Section 242 of the DGCL.

4.	This Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation amends the Second Amended and Restated Certificate of Incorporation of the Corporation.

5.	The text of Article IV of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety to read in full as follows:

The Corporation is authorized to issue three classes of stock to be designated, respectively, “Class A Common Stock”, “Class C Common Stock” and “Preferred Stock.” The total number of shares of capital stock that the Corporation shall have authority to issue is 5,000,000,000. The total number of shares of Class A Common Stock that the Corporation is authorized to issue is 4,874,958,334, having a par value of $0.0001 per share, the total number of shares of Class C Common Stock that the Corporation is authorized to issue is 25,041,666, having a par value of $0.0001 per share and the total number of shares of Preferred Stock that the Corporation is authorized to issue is 100,000,000, having a par value of $0.0001 per share.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Second Amended and Restated Certificate of Incorporation to be duly executed by an authorized officer this 24th day of April, 2023.

WEWORK INC.

By:	/s/ Sandeep Mathrani
Name: Sandeep Mathrani
Title: Chief Executive Officer and Chairman

[Signature Page to Certificate of Amendment to Second Amended and Restated Certificate of Incorporation]